Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Stock Incentive Plan of Akebia Therapeutics, Inc. of our reports dated March 10, 2023, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Boston, Massachusetts

June 6, 2023